Exhibit 99.1
ITEM 1. BUSINESS
     Unless the context indicates otherwise, references to “we,” “us,” and “our” refer to the consolidated business operations of Conn’s, Inc. and all of its direct and indirect subsidiaries, limited liability companies and limited partnerships.
Company overview
     We are a leading specialty retailer of durable consumer products, and we also provide consumer credit to support our customers’ purchases of the products that we offer. Currently, we derive our revenue primarily from two sources: (i) retail sales and delivery of consumer electronics, home appliances, furniture and mattresses, lawn and garden equipment and repair service agreements; and (ii) our in-house consumer credit program, including sales of related credit insurance products. We operate a highly integrated and scalable business through our 76 retail stores and our website, providing our customers with a broad range of brand name products, in-house financing options, next day delivery capabilities, and outstanding product repair service through well-trained and knowledgeable sales, consumer credit and service personnel. Through our wide range of in-house proprietary consumer credit programs, we provided financing for 60.1% of our retail sales during the twelve months ended April 30, 2010.
     We offer over 3,000 product items, or SKUs, at good-better-best price points in our core retail product categories of:
•	Consumer Electronics, which includes LED, LCD, plasma, DLP and 3-D televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. We represent such brands as Samsung, Sony, LG, Toshiba, Hewlett Packard, Panasonic, Mitsubishi, Compaq, Bose, Canon and JVC. As reported in “This Week in Consumer Electronics,” or Twice, we were the 35th largest retailer of consumer electronics in the United States in 2009;

•	Home Appliances, which includes refrigerators, freezers, washers, dryers, dishwashers, ranges and room air conditioners. We represent such brands as Whirlpool, Maytag, Frigidaire, Kitchen Aid, Samsung, LG, General Electric and Friedrich. As reported by Twice, we were the 9th largest appliance retailer in the United States in 2009;

•	Furniture and Mattresses, which includes living room, bedroom and dining room furniture. We represent such brands as Serta, Lady Americana, Better Homes and Gardens, Ashley, Lane, Broyhill, Franklin and Jackson Furniture;

•	Lawn and Garden Equipment, which includes lawn mowers, lawn tractors and handheld equipment. We represent such brands as Poulan, Husqvarna and Toro; and

•	Repair service agreements, which provide product repair and replacement services for customers who purchase such agreements.
     We offer our products through 76 retail stores located in three states: Texas (67), Louisiana (6) and Oklahoma (3), as well as through our website. We sell our products for cash or for payment through major credit cards, in addition to offering our customers several financing alternatives through our proprietary credit programs and third-party financing. Under our proprietary in-house credit program, we offer our customers a choice of installment payment plans and revolving credit plans through our primary credit portfolio. We also offer an installment program through our secondary credit portfolio to a limited number of customers who do not qualify for credit under our primary credit portfolio. Additionally, the most credit worthy customers in our primary credit portfolio may be eligible for no-interest financing plans.
     We began as a small plumbing and heating business in 1890. We started selling home appliances to the retail market in 1937 through one store located in Beaumont, Texas. In 1959 we opened our second store and have since grown to 76 stores. We have been known for providing excellent customer service for over 119 years. We believe that our customer-focused business strategies make us an attractive alternative to appliance and electronics superstores, department stores and other national, regional and local retailers. We strive to provide our customers with:
•	a broad selection of products at various price points;

•	next day delivery and installation capabilities;

•	a high level of customer service;

•	flexible financing alternatives through our proprietary in-house credit programs and third-party financing;

•	commissioned and trained sales force; and

•	outstanding product repair or replacement service.
     For over 40 years we have offered flexible consumer credit through our proprietary in-house credit program to our credit-worthy customers for purchases of only the products we offer. We believe our consumer credit program differentiates us from our competitors who do not offer similar in-store consumer credit programs, and generates strong customer loyalty and repeat business for us. We believe that our credit customers represent an underserved market that seeks to purchase the latest in consumer goods through access to flexible consumer credit alternatives that are not widely available to them.
     We believe that these strategies drive repeat purchases and enable us to generate substantial brand name recognition and customer loyalty. During the twelve months ended April 30, 2010, approximately 68% of our credit customers, based on the number of invoices written, were repeat customers, and we have a 90% customer satisfaction rate in surveys our customers voluntarily complete.
     Our decisions to extend consumer credit to our retail customers are made by our internal credit underwriting department located at our corporate office — separate and distinct from our retail sales department. As of April 30, 2010, we employed 21 credit underwriters who make credit granting decisions using our proprietary underwriting process. Our underwriting process considers one or more of the following elements: credit bureau reporting; income verification; current income and debt levels; a review of the customer’s previous credit history with us; the credit risk of the particular products being purchased; and the level of the down payment made at the time of purchase.
     In addition to our underwriting personnel, as of April 30, 2010, we employed approximately 600 people in our collections department who service 100% of our consumer credit portfolio. Our in-house credit financed sales are secured by the products purchased, which we believe gives us a distinct advantage over other creditors when pursuing collections, especially given that many of the products we finance are necessities for the home. We employ an intensive credit collection strategy that includes dialer-based calls, virtual calling and messaging systems, field collectors that contact borrowers at their home or place of employment, collection letters, a legal staff that files lawsuits and attends bankruptcy hearings, and voluntary repossession.
     By combining our front-end underwriting discipline with the back-end rigor in monitoring and collections, we have achieved an average net loss ratio of 3.4% over the past three fiscal years. As of April 30, 2010, our total portfolio balance was $700.5 million and the percentage of borrowers who were more than 60 days delinquent was 8.6%. Additionally, we work with our borrowers after they experience financial hardships in order to help them re-establish their regular payment habits through our reaging program. As of April 30, 2010, 19.1% of the total portfolio balance had been reaged during the term of the financing, thereby extending the total term of those customers’ financing agreements. For the three months ended April 30, 2010 and the fiscal year ended January 31, 2010, our ratio of net charge-offs as a percentage of our total receivables balance was 4.6% and 3.9%, respectively.
     In 1994, we realigned and added to our management team, enhanced our infrastructure and refined our operating strategy to position ourselves for future growth. From fiscal 19941 to fiscal 1999, we selectively grew our store base from 21 to 26 stores while improving operating margins. Since fiscal 1999, we have generated significant growth in our number of stores and revenue. Specifically:
•	we have grown from 26 stores to 76 stores, an increase of over 192%, and although we have no new store openings currently planned, we plan to continue our store development in the future, dependent on capital availability, to fund the expansion of consumer financial operations;

•	total revenues have grown 257%, at a compounded annual rate of 12.3%, from $245.1 million in fiscal 1999, to $875.6 million in fiscal 2010 and our same store sales growth from fiscal 1999 through fiscal 2010 has averaged 5.7%; it decreased by 13.8% for fiscal 2010;

•	our operating margin has averaged 8.6% since fiscal 2006; it was 3.3% for fiscal 2010; and

•	our consumer credit portfolio has grown 356.3%, at a compound annual growth rate of 14.8%, from $161.3 million at July 31, 1999 to $736.0 million at January 31, 2010.
Industry overview
     The products we sell are generally home necessities used by our customers in their everyday lives.
     We believe we will continue to benefit from several key industry trends and characteristics, including:
•	introduction of new technologies driving consumers to upgrade existing appliances and electronics (i.e. 3-D televisions, energy-efficient front-load laundry);

•	increasing demand for large screen (42 inches and greater) televisions, which are large items that cannot be easily carried out of the retail store, and therefore typically require delivery and installation;

•	rationalization of several national and regional players leading to market share opportunities; and

•	reductions in consumer lending, especially for lower tier credit score customers.
     As measured by Twice, the top 100 consumer electronics retailers in the United States reported consumer electronic sales of $121.3 billion in 2009, a 1.8% increase from the $119.1 billion reported in 2008. The consumer electronics market is highly fragmented with sales coming from large appliance and electronics superstores, national chains, small regional chains, single-store operators, and consumer electronics departments of selected department and discount stores. We estimate, based on data provided in Twice, that Best Buy and Wal-Mart, the two largest consumer electronics retailers, together accounted for approximately 42% of the total electronics sales attributable to the 100 largest retailers in 2009. Based on revenue in 2009, we were the 35th largest retailer of consumer electronics in the United States. For the twelve months ended April 30, 2010, we generated $237.9 million, or 37.6%, of total product sales from the sale of consumer electronics.

[1]	Effective August 1, 2001, we changed our fiscal year end from July 31 to January 31.

     Technological advancements and the introduction of new products have largely driven growth in the consumer electronics market. Recently, industry growth has been fueled primarily by the introduction of products that incorporate digital technology, such as high definition flat-panel (including 3-D, LCD, and LED technology) and projection televisions, Blu-ray and traditional DVD players, digital cameras and camcorders, digital stereo receivers, satellite technology and MP3 products. Digital products offer significant advantages over their analog counterparts, including better clarity and quality of video and audio, durability of recording and compatibility with computers. Due to these advantages, we believe that digital technology will continue to drive industry growth.
     Based on data published in Twice the top 100 major appliance retailers reported sales of approximately $22.6 billion in 2009, down approximately 3.7% from reported sales in 2008 of approximately $23.5 billion. The retail appliance market is large and concentrated among a few major dealers, with sales coming primarily from large appliance and electronics superstores, national chains, small regional chains and home improvement centers. Sears has been the leader in the retail appliance market, with a market share of the top 100 retailers of approximately 32% in 2009 and 33% in 2008. Lowe’s and Home Depot held the second and third place positions, respectively, in national market share in 2008. We were the 9th largest appliance retailer in the United States in 2009. For the twelve months ended April 30, 2010, we generated $199.3 million, or 31.5%, of total product sales from the sale of home appliances.
     In the home appliance market, many factors impact sales, including consumer confidence, economic conditions, household formations and new product introductions. Product design and innovation have recently been a key driver of sales in this market, while the reduction in sales of homes has negatively impacted appliance sales. Products recently introduced include high efficiency, front-loading laundry appliances and three door refrigerators, and variations on these products, including new features.
     According to the U.S. Department of Commerce — Bureau of Economic Analysis, personal consumption expenditures for household furniture were estimated to be approximately $85.8 billion in 2009, down from $92.8 billion in the prior year. The household furniture and mattress market is highly fragmented with sales coming from manufacturer-owned stores, independent dealers, furniture centers, specialty sleep product stores, national and local chains, mass market retailers, department stores and, to a lesser extent, home improvement centers, decorator showrooms, wholesale clubs, catalog retailers, and the Internet. For the twelve months ended April 30, 2010, retail sales of furniture and mattresses comprised approximately 10.7% of our total product sales, and, other than accessories, which account for less than 2% of our total product sales, generated our highest individual product category gross margin of 32% versus our overall retail product margin of 21% for the twelve months ended April 30, 2010. Given our ability to provide consumer financing and next day delivery, we believe that we have significant growth opportunities in this market, and expect to continue to expand this product line.
     Based on data from the Federal Reserve System, estimated total consumer credit outstanding, which excludes primarily loans secured by real estate, was $2.45 trillion as of December 31, 2009, down 4.3% from $2.56 trillion at December 31, 2008. As a result of the recession that began in late 2007, consumers have increased their rate of savings and reduced their level of borrowing to fund purchases. Consumers obtain credit from banks, credit unions, finance companies and non-financial businesses that offer credit, including retailers. The credit obtained takes many forms, including revolving (e.g., credit cards) or fixed-term (e.g., automobile loans) credit, and at times is secured by the products being purchased.

Our competitive strengths
     Distinct shopping experience.
     We strive to offer our customers a distinct shopping experience through a continuing focus on execution in five key areas: merchandising, consumer credit, distribution, product service and training. Successful execution in each area relies on the following strategies:
•	Providing a high level of customer service. We endeavor to maintain a high level of customer service as a key component of our culture. Our sales associates serve as ongoing resources for our customers, including assisting with the credit application process, scheduling delivery and installation, and acting as a point of contact for service issues. We believe this commitment to our customers drives customer loyalty and generates a high level of repeat purchases. Our customer service resolution department takes more than 18,000 calls or online requests for assistance each month and attempts to assist customers within 72 hours of contact.

•	Offering a broad range of brand name products. We offer a comprehensive selection of high-quality, brand name merchandise to our customers at guaranteed low prices. Consistent with our good-better-best merchandising strategy, we offer a wide range of product selections from entry-level models through high-end models. We maintain strong relationships with the approximately 200 manufacturers and distributors that enable us to offer over 3,000 SKUs to our customers. We carry the latest in consumer brand names in our core product categories, including: Samsung; Sony; LG; Toshiba; Hewlett Packard; Panasonic; Mitsubishi; Compaq; Bose; Canon; JVC; Whirlpool; Maytag; Frigidaire; Kitchen Aid; General Electric; Friedrich; Serta; Lady Americana; Better Homes and Gardens; Ashley; Lane; Broyhill; Franklin and Jackson Furniture.

•	Employing a commissioned and trained sales force. Through a targeted sales compensation incentive structure, regular product and sales training, and our “good-better-best” merchandising strategy, our sales effort is focused on driving sales volume towards products that both provide better value to the customer and typically generate higher margins for our business. We require all sales personnel to complete an intensive classroom training program and additional time riding in a delivery truck and a service truck to observe how we serve our customers after the sale is made. After the initial new hire training, all sales personnel participate in regular training programs to learn about new products and refresh their knowledge of the general sales process and maintaining a high level of customer service. Additionally, we also require all credit personnel to complete a two week classroom training program. Classroom instruction includes negotiation techniques and credit policy training to ensure customer retention and compliance with debt collection regulations. Post graduation, the collection trainees undergo additional skill set assessment training, coaching, and call monitoring within their respective department assignments. All credit personnel are required to complete monthly and quarterly refresher training and testing.

•	Maintaining next day delivery and installation capabilities. We maintain four regional distribution centers and two other related facilities that, in combination with outsourced third-party distribution arrangements, cover all of the markets in which we operate. These facilities are part of a sophisticated inventory management system that also includes a fleet of approximately 70 transfer and delivery vehicles that service all of our customers not serviced by our third-party providers. Our distribution operations have enabled us to deliver products on the day after the sale for approximately 94% of our customers who scheduled delivery during that timeframe.

•	Offering outstanding product repair or replacement services. For all products that are either covered by warranties or for customers who purchase repair service agreements, we provide repair or replacement services. We service every product that we sell, and we service only the products that we sell. In this way, we can assure our customers that they will receive our service technicians’ exclusive attention to their product repair needs. We will repair the product ourselves, make house calls if necessary or facilitate replacement products. All of our service centers are authorized factory service facilities that provide trained technicians to offer in-home diagnostic and repair service utilizing a fleet of approximately 120 service vehicles as well as on-site service and repairs for products that cannot be repaired in the customer’s home. At times, we also use third-party service providers to allow us to cover some of the markets outside our traditional service areas and maintain the appropriate level of customer service.

•	Endeavoring to maintain a high level of customer satisfaction. Our customer satisfaction level, which is measured for the sales floor, delivery operation and service department, averaged approximately 90% over the past three fiscal years, based on customer surveys which typically have a response rate of approximately 17%. We measure customer satisfaction on the sales floor, in our delivery operation and in our service department by sending survey cards to all customers to whom we have delivered or installed a product or made a service call.
     Proprietary in-house credit program.
     Our consumer in-house credit program is an integral part of our business, and we believe it is a major driver of customer loyalty. We have offered flexible financing alternatives to our customers through our proprietary in-house credit programs for over 40 years. Our credit program allows us to differentiate ourselves from our competitors who do not offer similar programs.
     As of April 30, 2010, the aggregate outstanding account balances in our consumer credit portfolio were $700.5 million, of which 40% was financed through our own capital and 60% was financed by our borrowings. Historically, our equity investment in our credit portfolio has been greater than 35%. We believe that our deeply rooted collections culture stems in large part from our dedication to protecting this investment, and since a significant portion of our own capital is at stake, we believe it is important for us to control the credit process from initial underwriting to final collection. Thus, we do not outsource our credit operations. We believe that it is this high level of attention, from our strict underwriting standards to our robust in-house monitoring and collections practices, when combined with the secured nature of our portfolio, which drives the strong long-term performance of our credit portfolio.
     In the last three years, we financed, on average, approximately 61% of our retail sales through our proprietary in-house credit programs. We believe that our credit programs provide our customers access to financing alternatives that our competitors typically do not offer and, as a result they:
•	expand our potential customer base,

•	increase our sales revenue,

•	enhance customer loyalty, and

•	enhance our overall profitability through earnings from financing income.
     Our credit department makes all credit decisions internally, entirely independent of our sales personnel. We provide special consideration to customers with good credit history with us. Before extending credit, we consider our loss experience by product category and the customer’s credit worthiness and income to debt level in determining the down payment amount and other credit terms. This facilitates product sales while keeping our credit risk within an acceptable range, allowing us to generate the performance of our credit portfolio despite the recent difficult economic conditions. We provide a full range of credit products, including interest-free programs for the highest credit quality customers and our secondary portfolio for our credit-challenged customers. The secondary portfolio, which has generally lower average credit scores than our primary portfolio, undergoes more intense internal underwriting scrutiny to mitigate the inherently greater risk, including address and employment verification and reference checks. Approximately 60% of our customers who have active credit accounts with us take advantage of our in-store payment option and come to our stores each month to make their payments, which we believe results in additional sales to these customers. We employ a rigorous series of measures to ensure collection of our customer credit receivables including contacting customers with past due accounts daily and attempt to work with them to collect payments in times of financial difficulty or periods of economic downturn. Our experience in credit underwriting and the collections process has enabled us to achieve an average net loss ratio of 3.3% over the past three years on the credit portfolio that we manage, including customer receivables sold to our bankruptcy-remote variable interest entity, or VIE.
     Strong presence in desirable geographic region.
     We believe our typical customer is a working class repeat buyer living in a mature neighborhood who comes to our store to replace older household goods with newer items. Our stores are often strategically located as the anchor store in a strip center, where we can improve access to this target customer segment.
     With 67 of our 76 stores in Texas, we believe we benefit from strong demographic trends. According to the Bureau of Economic Analysis, Texas was the second largest state by nominal GDP in 2008. In addition, from 2000 to 2009, Texas experienced population growth of 18.8% compared to the U.S. population growth of 9.1% over the same period. Moreover, Texas’ average unemployment rate continues to trend below the national rate (8.3% in Texas versus 9.7% nationally as of May 2010).
     Long history of providing credit to an underserved customer base.
     Many of our customers have a long credit history with us, providing us with valuable information when making underwriting decisions. Our long history of providing consumer finance in our markets and our in-depth understanding of the credit profile of our customers gives us the ability to offer flexible financing options to an underserved market.
     Flexible and scalable operating platform.
     Our highly integrated retail and credit business model allows us to adapt a changing economic environment and appropriately manage our liquidity. As recent economic conditions deteriorated, we:
•	adjusted our credit standards, thereby improving the credit quality of the additions to our credit portfolio; as a result, we decreased the size of our credit portfolio and debt balances and reduced the use of cash for working capital;

•	reduced expenses, in addition to those expenses that are directly variable with changes in net sales, which we believe will improve our operating leverage in the future; and

•	emphasized pricing discipline on the sales floor, while maintaining our competitive pricing position in the marketplace, to drive an increase in our retail gross margin to 27.9% in the three months ended April 30, 2010, as compared to 25.0% for the same period in the prior fiscal year;
     We have the ability to open up new stores with minimal capital requirements (less than $1.5 million of capital expenditure per leased store) and can easily integrate them into our existing infrastructure. Our credit operations are in a central location and our vendor relationships provide us access to stock the necessary inventory.

     Experienced management team and collections personnel.
     Our executive management team has spent an average of approximately 13 years with the Company. The senior management team of our retail operations has experience in all aspects of that business and has an average of approximately 15 years with the Company. The seven senior credit underwriters possess an average of over 21 years of credit experience, supervise a group of 21 underwriters and oversee the credit underwriting process. This level of experience ensures that both our retail and credit operations are closely monitored.
Our strategies
     Our strategies to maximize and grow returns for our stakeholders by offering customers quality products, excellent customer service and flexible consumer credit options, include:
Be the leading specialty retailer of consumer electronics, appliances and furniture and mattresses in our geographic footprint.
     We seek to drive improved store productivity through comparable store sales growth, expansion of retail gross margin and increased operational efficiencies. We expect to grow sales by expanding existing categories, especially furniture and mattresses, which we expanded in our stores over the past five years, through improved merchandising, by reviewing and adjusting our product and brand offerings to meet customer demand, and by a continued focus on customer service. Specifically, we plan to increase our same store sales by:
•	adding new merchandise to our existing product lines;

•	re-merchandising our product offerings in response to changes in consumer interest and demand;

•	increasing sales of our merchandise, finance products, repair service agreements and credit insurance through direct mail and in-store credit promotion programs;

•	continuing to offer quality products at competitive prices;

•	continuing to provide a high level of customer service in sales, delivery and servicing of our products;

•	training our sales personnel to increase sales closing rates; and

•	updating our stores as needed.
Maintain strong credit portfolio performance.
     During fiscal 2010, we re-assessed the underlying delinquency and charge-off performance of our credit portfolio in light of the deterioration of the economy and tightened our underwriting standards in response. The implementation of stricter underwriting standards is also a reflection of our assessment of the profitability of our credit operation relative to the capital requirements of that business. Our adjusted approach to underwriting credit with enhanced data verification requirements sequentially improved our portfolio credit metrics in the first quarter of fiscal 2011 compared to the fourth quarter of fiscal 2010. Cash collections have improved since the fourth quarter of fiscal 2010 with 60-day delinquencies down 140 basis points and re-aged receivables down 50 basis points since the end of fiscal 2010, compared to a decline of 40 basis points and an increase of 10 basis points, respectively, in the first quarter of the prior fiscal year. Our net portfolio charge-offs (as a percent of average outstanding receivables) have averaged 3.4% over the last three fiscal years, using a weighted average, although our net charge-offs have increased from 3.2% for the year ended January 31, 2009 to 3.9% for the year ended January 31, 2010, as a result of challenging economic conditions. Though net charge-offs increased from 3.0% for the quarter ended April 30, 2009, to 4.6% for the quarter ended April 30, 2010, the total amounts charged off decreased $0.6 million and as a percent, from 4.8%, compared to the quarter ended January 31, 2010, despite the reduction in the outstanding balance of the portfolio. We believe that the key drivers of our strong portfolio performance are:
•	a significant portion of our credit portfolio is financed with our capital; we control all aspects of the credit process and do not sell our receivables to third parties;

•	we service 100% of our portfolio in-house;

•	our loans to our customers are secured by the items purchased;

•	customized front-end underwriting procedures tailored to our customer base, including customer and product risk assessment and down payment determination;

•	credit history of our large pool of repeat customers;

•	rigorous collection process;

•	64% of our loans are covered by credit insurance which covers borrowers in certain events, and

•	64% of the products securing our loans are covered by repair service agreements.
Controlled growth of our store base and credit offerings.
     As a result of the recent volatility in the capital markets we modified our store opening plans, and currently have no new store openings planned. However, in the future we intend to reinitiate our new store development program and increase our market presence by opening new stores in our existing markets and in adjacent markets as we identify the need and opportunity, in each case, dependent upon future capital availability. New store openings in these locations will allow us to leverage our existing advertising presence, brand name recognition, reputation and infrastructure. This infrastructure includes our proprietary management information systems, training processes, distribution network, merchandising capabilities, supplier relationships, product service capabilities and centralized credit approval and collection management processes. We have historically grown our new store count by about 10% per year, except as appropriate or necessary to take advantage of unique market opportunities, and expect to return to this modest, controlled pace based on capital availability to support the resultant growth in our credit operations. As we increase our capital base, we intend to increase the amount of credit originations to our underserved customer base, to help them purchase products and services they may not be able to purchase otherwise.
     We intend to expand our store base in existing, adjacent and new markets, as follows:
•	Existing and adjacent markets. Over the long-term, we intend to increase our market presence by opening new stores in our existing markets and in adjacent markets as we identify the need and opportunity. New store openings in these locations will allow us to maximize opportunity in those markets and leverage our existing distribution network, advertising presence, brand name recognition and reputation. In fiscal 2010, we opened one new store in each of Dallas and Houston.

•	New markets. During fiscal 2008 we opened our first store in Oklahoma and opened two additional stores in the market during fiscal 2009. We intend to consider new markets over the next several fiscal years, beginning with markets in states in which we currently operate. We expect that new store growth will include major metropolitan markets in Texas and have also identified a number of smaller markets within Texas, Louisiana and Oklahoma in which we expect to explore new store opportunities. Our long-term growth plans include markets in other areas of significant population density in neighboring states.
     The addition of new stores and new and expanded product categories have played a significant role in our continued growth and success. We currently operate 76 retail stores located in Texas,

Louisiana and Oklahoma. We opened seven stores in each of fiscal 2008 and 2009 and two stores in fiscal 2010. Additionally, we closed two of our clearance center locations in fiscal 2010. We believe that continuing our strategies of updating existing stores, growing our store base and locating our stores in desirable geographic markets is important to our future success.
Customers
     We do not have a significant concentration of sales with any individual customer and, therefore, the loss of any one customer would not have a material impact on our business. No single customer accounts for more than 10% of our total revenues; in fact, no single customer accounted for more than $250,000 during the year ended January 31, 2010.
Products and merchandising
     Product categories.
     Each of our stores sells the major categories of products shown below. The following table, which has been adjusted from previous filings to ensure comparability, presents a summary of total revenues for the years ended January 31, 2008, 2009, and 2010:

	Year ended January 31,
(Dollars in Thousands)	2008		2009		2010
	Amount	Percent	Amount	Percent	Amount	Percent
Consumer electronics	$244,872	28.1%	$305,056	31.8%	$262,751	30.0%
Home appliances	223,877	25.7	221,474	23.1	208,470	23.8
Track	101,289	11.6	109,799	11.4	97,463	11.1
Furniture and mattresses	62,797	7.2	68,869	7.2	68,208	7.8
Other	38,736	4.5	38,531	4.0	30,509	3.4

Total product sales	671,571	77.1	743,729	77.5	667,401	76.1
Repair service agreement commissions	36,424	4.2	40,199	4.2	33,272	3.8
Service revenues	22,997	2.7	21,121	2.2	22,115	2.5

Total net sales	730,992	84.0	805,049	83.9	722,788	82.4
Finance charges and other	139,538	16.0	154,492	16.1	152,797	17.5

Total revenues	$870,530	100.0%	$959,541	100.0%	$875,585	100.0%

     Within these major product categories (excluding repair service agreements, service revenues and delivery and installation), we offer our customers over 3,000 SKUs in a wide range of price points. Most of these products are manufactured by brand name companies, including General Electric, Whirlpool, Frigidaire, Friedrich, Maytag, LG, Mitsubishi, Samsung, Sony, Toshiba, Bose, Canon, JVC, Serta, Simmons, Spring Air, Ashley, Lane, Broyhill, Franklin, Hewlett Packard, Compaq, Poulan, Husqvarna and Toro. As part of our good-better-best merchandising strategy, our customers are able to choose from products ranging from low-end to mid- to high-end models in each of our key product categories, as follows:

Category	Products	Selected Brands
Home appliances	Refrigerators, freezers, washers, dryers, ranges, dishwashers, builtins, air conditioners and vacuum cleaners	Whirlpool, Maytag, Frigidaire, Kitchen Aid, Samsung, LG, General Electric, Friedrich, Roper, Hoover, Dyson and Eureka

Consumer electronics	3D, LCD, plasma, and DLP televisions, and home theater systems	Samsung, Sony, LG, Toshiba, Panasonic, Mitsubishi and Bose

Track	Computers, computer peripherals,	Hewlett Packard, Compaq, Sony,

Category	Products	Selected Brands
	camcorders, digital cameras, DVD players, audio components, compact disc players, GPS devices, video game equipment, speakers and portable electronics (e.g. MP3 players)	Canon, Garmin, Panasonic, Nintendo, Microsoft and JVC

Furniture and mattresses	Furniture and mattresses	Serta, Lady Americana, Better Homes and Gardens, Ashley, Lane, Broyhill, Franklin and Jackson Furniture

Other	Lawn and garden	Poulan, Husqvarna, Toro, Weedeater
     Purchasing.
     We purchase products from over 200 manufacturers and distributors. Our agreements with these manufacturers and distributors typically cover a one-year time period, are renewable at the option of the parties and are terminable upon 30 days written notice by either party. Similar to other specialty retailers, we purchase a significant portion of our total inventory from a limited number of vendors. During fiscal 2010, 58.3% of our total inventory purchases were from six vendors, including 12.6%, 10.7% and 10.2% of our total inventory purchases from Samsung, LG and Toshiba, respectively. The loss of any one or more of these key vendors or our failure to establish and maintain relationships with these and other vendors could have a material adverse effect on our results of operations and financial condition. We have no indication that any of our suppliers will discontinue selling us merchandise. We have not experienced significant difficulty in maintaining adequate sources of merchandise, and we generally expect that adequate sources of merchandise will continue to exist for the types of products we sell.
     Merchandising strategy.
     We focus on providing a comprehensive selection of high-quality merchandise to appeal to a broad range of potential customers. Consistent with our good-better-best merchandising strategy, we offer a wide range of product selections from entry-level models through high-end models. We primarily sell brand name warranted merchandise. Our established relationships with major appliance and electronic vendors and our affiliation with NATM, a major buying group with $5 billion in purchases annually, give us purchasing power that allows us to offer custom-featured appliances and electronics at prices which compare favorably with national retailers and provides us a competitive selling advantage over other independent retailers. As part of our merchandising strategy, we operate two clearance centers with one in Houston and one in Dallas to help sell damaged, used or discontinued merchandise.
     Pricing.
     We emphasize competitive pricing on all of our products and maintain a low price guarantee that is valid in all markets for 10 to 30 days after the sale, depending on the product. At our stores, to print an invoice that contains pricing other than the price maintained within our computer system, sales personnel must call a special “hotline” number at the corporate office for approval. Personnel staffing this hotline number are familiar with competitor pricing and are authorized to make price adjustments to fulfill our low price guarantee when a customer presents acceptable proof of the competitor’s lower price. This centralized function allows us to maintain control of pricing and gross margins, and to store and retrieve pricing data of our competitors.
Store operations
     Stores.
     We currently operate 76 retail and clearance stores located in Texas, Louisiana and Oklahoma. We recently closed our clearance center in San Antonio, Texas, to provide additional space for the expansion of our credit collection center, which was located in the same facility, and closed and sold our clearance center in Baytown, Texas. The following table illustrates our markets, the number of freestanding and strip mall stores in each market and the calendar year in which we opened our first store in each market:

	Number of Stores		First Store
Market	Stand Alone	Strip Mall	Opened
Houston	5	18	1983
San Antonio/Austin	5	9	1994
Golden Triangle (Beaumont, Port Arthur, Lufkin and Orange, Texas and Lake Charles, Louisiana)	1	5	1937
Baton Rouge/Lafayette	1	4	1975
Corpus Christi	1	1	2002
Dallas/Fort Worth	1	18	2003
South Texas	1	3	2004
Oklahoma	0	3	2008

Total	15	61

     Our stores have an average selling space of approximately 22,000 square feet, plus a rear storage area averaging approximately 5,500 square feet for fast-moving or smaller products that customers prefer to carry out rather than wait for in-home delivery. Two of our stores are clearance centers for discontinued product models, damaged merchandise, returns and repossessed product located in our Houston and Dallas markets and contain 30,630 square feet of combined selling space. All stores are open from 10:00 a.m. to 9:30 p.m. Monday through Friday, from 9:00 a.m. to 9:30 p.m. on Saturday, and from 11:00 a.m. to 7:00 p.m. on Sunday. We also offer extended store hours during the holiday selling season.
     Approximately 80% our stores are located in strip shopping centers and regional malls, with the balance being stand-alone buildings in “power centers” of big box consumer retail stores. All of our locations have parking available immediately adjacent to the store’s front entrance. Our storefronts have a distinctive front that guides the customer to the entrance of the store. Inside the store, a large colorful tile track separates the interior floor of the store for our “track products”. One track leads the customer to major appliances, while the other track leads the customer to a large display of television and home theater products. The inside of the track contains various home office and consumer electronic products such as computers, laptops, printers, Blu-ray and DVD players, camcorders, digital cameras, MP3 players, video game equipment and GPS devices. We are expanding the rear floor areas of our stores for the display of furniture, mattresses, and lawn and garden equipment. To reach the cashier’s desk at the center of the track area, our customers must walk past our products. We believe this increases sales to customers who have purchased products from us on credit in the past and who return to our stores to make their monthly credit payments.
     We have updated many of our stores in the last three fiscal years. We expect to continue to update our stores as needed to address each store’s specific needs. We continue to update our prototype store model and implement it at new locations and in existing locations in which the market demands support the required design changes. As we continue to add new stores or update or replace existing stores, we intend to modify our floor plan to include elements of this new model. All of our updated stores, as well as our new stores, include modern interior selling spaces featuring attractive signage and display areas specifically designed for each major product type. Our prototype store for future expansion has from 20,000 to 25,000 square feet of retail selling space, which approximates the average size of our existing stores and a rear storage area of between 5,000 and 7,000 square feet. Our investment to update our stores has averaged approximately $168,025 per store over the past three years, and we expect these improvements to benefit sales at those stores over time. Over the last three years, we have invested approximately $10.4 million updating, refurbishing or relocating our existing stores. We continuously evaluate our existing and potential sites to position our stores in desirable locations and relocate stores that are not properly positioned. We typically lease rather than purchase our stores to retain the flexibility of managing our financial commitment to a location if we later decide that the store is performing below our standards or the market would be better served by a relocation. After updating, expanding or relocating a store, we expect to increase same store sales at the store.
     Site selection.
     Our stores are typically located adjacent to freeways or major travel arteries and in the vicinity of major retail shopping areas. We prefer to locate our stores in areas where our prominent storefront will be the anchor of the shopping center or readily visible from major thoroughfares. We also prefer to locate our stores in mature working class neighborhoods. We have typically entered major metropolitan markets where we can potentially support at least 10 to 12 stores. We believe this number of stores allows us to optimize advertising and distribution costs. We have and may continue to elect to experiment with opening lower numbers of new stores in smaller communities where customer demand for products and services outweighs any extra cost, including our initial move to the Oklahoma City market. Other factors we consider when evaluating potential markets include the distance from our distribution centers, our existing store locations and store locations of our competitors and population, demographics and growth potential of the market.
     Store economics.
     We lease 72 of our 76 current store locations, with an average monthly rent of $20,900. Our average per store investment for the 14 new leased stores we have opened in the last three years was approximately $1.4 million, including leasehold improvements, fixtures and equipment and inventory (net of accounts payable). Our total investment for the owned location that was built in 2008 totaled approximately $4.6 million, including land, buildings, fixtures and equipment and inventory (net of accounts payable). For these new stores, excluding the clearance center opened in San Antonio and subsequently closed to expand our call center in that location, the net sales per store have averaged $0.5 million per month.
     Our new stores have typically been profitable on an operating basis within their first three to six months of operation and, on average, have returned our net cash investment in 20 months or less. We consider a new store to be successful if it achieves $8 million to $9 million in sales volume and 4% to 7% in operating margins before other ancillary revenues and allocations of overhead and advertising in the first full year of operation. We expect successful stores that have matured, which generally occurs after two to three years of operations, to generate annual sales of approximately $12 million to $15 million and 9% to 12% in operating margins before other ancillary revenues and overhead and allocations. However, depending on the credit and insurance penetration of an individual store, we believe that a store that does not achieve these levels of sales can still contribute significantly to our pretax margin.
     Personnel and compensation.
     We staff a typical store with a store manager, an assistant manager, an average of 17 sales personnel and other support staff including cashiers and/or porters based on store size and location. Managers have an average tenure with us of approximately five years and typically have prior sales floor experience. In addition to store managers, we have seven district management personnel that generally oversee from seven to ten stores in each market. The senior management team of retail operations have an average of approximately 15 years of experience with us.
     We compensate the majority of our sales associates on a straight commission arrangement, while we generally compensate store managers on a salary basis plus incentives and cashiers at an hourly rate. In some instances, store managers receive earned commissions plus base salary. We believe that because our store compensation plans are tied to sales, they generally provide us an advantage in attracting and retaining highly motivated employees.

     Training.
     New sales personnel must complete an intensive classroom training program in the markets where they will be assigned, under the direction of sales management personnel in those markets. We then require them to spend additional time riding in delivery and service trucks to gain an understanding of how we serve our customers after the sale is made. Installation and delivery staff and service personnel receive training through an on-the-job program in which individuals are assigned to an experienced installation and delivery or service employee as helpers prior to working alone. In addition, our employees benefit from on-site training conducted by many of our vendors.
     We attempt to identify store manager candidates early in their careers with us and place them in a defined program of training. They generally first attend our in-house training program, which provides guidance and direction for the development of managerial and supervisory skills. They then attend a Dale Carnegie® certified management course that helps solidify their management knowledge and builds upon their internal training. After completion of these training programs, manager candidates work as assistant managers for six to twelve months and are then allowed to manage one of our smaller stores, where they are supervised closely by the store’s district manager. We give new managers an opportunity to operate larger stores as they become more proficient in their management skills. Each store manager attends mandatory training sessions on a monthly basis and also attends bi-weekly sales training meetings where participants receive and discuss new product information.
Marketing
     We design our marketing and advertising programs to increase our brand name recognition, educate consumers about our products and services and generate customer traffic in order to increase sales. We conduct our advertising programs primarily through newspapers, radio and television stations, direct mail, telephone and our website. Our promotional programs include the use of discounts, rebates, product bundling and no-interest financing plans. Our website and the information contained on our website is not incorporated in this annual report or Form 8-K or any other document filed with the SEC.
     Our website provides customers the ability to purchase our products on-line, offers information about our selection of products and provides useful information to the consumer on pricing, features and benefits for each product. Our website also allows the customers residing in the markets in which we operate retail locations to apply and be considered for credit. The website currently averages approximately 15,000 visits per day from potential and existing customers and during fiscal 2010 was a source of retail sales and credit applications. The website is linked to a call center, allowing us to better assist customers with their credit and product needs.
Distribution and inventory management
     We typically locate our stores in close proximity of our four regional distribution centers located in Houston, San Antonio, Dallas and Beaumont, Texas and smaller cross-dock facilities in Austin and Harlingen, Texas. This enables us to deliver products to our customers quickly, reduces inventory requirements at the individual stores and facilitates regionalized inventory and accounting controls.
     In our retail stores we maintain an inventory of fast-moving items and products that the customer is likely to carry out of the store. Our Distribution Inventory Sales computer system and the use of scanning technology in our distribution centers allow us to determine, on a real-time basis, the exact location of any product we sell. If we do not have a product at the desired retail store at the time of sale, we can provide it through our distribution system on a next day basis.
     We maintain a fleet of tractors and trailers that allow us to move products from market to market and from distribution centers to stores to meet customer needs. We outsource a portion of our deliveries to a third party. Our fleet of home delivery vehicles enables our highly-trained delivery and installation specialists, in combination with the outsourced distribution arrangements to quickly complete the sales process, enhancing customer service. We receive a delivery fee based on the products sold and the services needed to complete the delivery. Additionally, we are able to complete deliveries to our customers on the day after the sale for approximately 94% of our customers who have scheduled delivery during that timeframe.
Finance operations
     General.
     We sell our products for cash or for payment through major credit cards and third-party financing, in addition to offering our customers several financing alternatives through our proprietary credit programs. In the last three fiscal years, we financed, on average, approximately 61% of our retail sales through one of our two credit programs. We offer our customers a choice of installment payment plans and revolving credit plans through our primary credit portfolio. We also offer an installment program through our secondary credit portfolio to a limited number of customers who do not qualify for credit under our primary credit portfolio. Additionally, the most credit worthy customers in our primary credit portfolio may be eligible for no-interest financing plans. We use a third-party finance company to provide a portion of our no-interest financing offerings.
     The following table shows our product and repair service agreements sales, net of returns and allowances, by method of payment for the periods indicated.

	Year Ended January 31,
(Dollars in Thousands)	2008		2009		2010
	Amount	%	Amount	%	Amount	%

Cash and other credit cards	$267,931	37.8%	$293,131	37.4%	$293,512	41.9%
Primary credit portfolio:
Installment	340,274	48.1	390,040	49.8	336,337	48.0
Revolving	34,025	4.8	23,105	2.9	28,638	4.1
Secondary credit portfolio	65,765	9.3	77,652	9.9	42,186	6.0

Total	$707,995	100.0%	$783,928	100.0%	$700,673	100.0%

     Credit underwriting.
     Our decisions to extend consumer credit to our retail customers are made by our internal credit underwriting department located at our corporate office — separate and distinct from our retail sales department. The seven senior credit underwriters possess an average of 21 years of credit experience. These senior underwriters supervise 21 credit underwriters who make credit granting decisions using our proprietary underwriting process and oversees our credit underwriting process. Our underwriting process considers one or more of the following elements: credit bureau reporting; income verification; current income and debt levels; a review of the customer’s previous credit history with us; the credit risk of the particular products being purchased; and the level of the down payment made at the time of purchase.
     Our credit programs are managed by our centralized credit underwriting department staff, independent of sales personnel. As part of our centralized credit approval process, we have developed a proprietary standardized scoring model that provides preliminary credit decisions, including down payment amounts and credit terms, based on customer risk, income level, and product risk. While we automatically approve some credit applications from customers, approximately 85% of all of our credit decisions are based on evaluation of the customer’s creditworthiness by a qualified in-house credit underwriter. As of April 30, 2010, we employed over 620 full-time and part-time employees who focus on credit approval, collections and credit customer service. Employees in these operational areas are trained to follow our strict methodology in approving credit, collecting our accounts, and charging off any uncollectible accounts based on pre-determined aging criteria, depending on their area of responsibility.
     Part of our ability to control delinquency and net charge-off is based on the level of down payments that we require and the purchase money security interest that we obtain in the product financed, which reduce our credit risk and increase our customers’ ability and willingness to meet their future obligations. We require the customer to purchase or provide proof of credit property insurance coverage to offset potential losses relating to theft or damage of the product financed.
     Installment accounts are paid over a specified period of time with set monthly payments. Revolving accounts provide customers with a specified amount which the customer may borrow, repay and re-borrow so long as the credit limit is not exceeded. Most of our installment accounts provide for payment over 12 to 36 months, with the average account in the primary credit portfolio remaining outstanding for approximately 14 to 16 months. Our revolving accounts remain outstanding approximately 14 to 16 months. During fiscal 2010, approximately 34% of the applications approved under the primary program were approved automatically through our computer system based on the customer’s credit history. The remaining applications, of both new and repeat customers, are sent to an experienced in-house credit underwriter.
     We created our secondary credit portfolio program to meet the needs of those customers who do not qualify for credit under our primary program, typically due to past credit problems or lack of credit history. If we cannot approve a customer’s application for credit under our primary portfolio, we automatically send the application to the credit staff of our secondary portfolio for further consideration, using stricter underwriting criteria. The additional requirements include verification of employment and recent work history, reference checks and higher required down payment levels. We only offer the installment program to those customers who qualify under these stricter underwriting criteria, and these customers are not eligible for our no-interest programs. An experienced, in-house credit underwriter administers the credit approval process for all applications received under our secondary portfolio program. Most of the installment accounts approved under this program provide for repayment over 12 to 36 months, with the average account remaining outstanding for approximately 21 to 23 months.
The following tables present, for comparison purposes, information regarding our two credit portfolios.

				Three Months Ended
	Year Ended January 31,			January 31,
Primary Portfolio (1)	2008	2009	2010	2009	2010
	(total outstanding balance in thousands)
Total outstanding balance (period end)	$511,586	$589,922	$597,360	$589,922	$597,360
Average outstanding customer balance	$1,287	$1,403	$1,339	$1,403	$1,339
Number of accounts (period end)	397,606	420,585	446,203	420,585	446,203
Weighted average credit score of outstanding balances	605	603	600	603	600
Total applications processed (2)	823,627	850,538	802,765	257,840	206,422
Percent of retail sales financed	52.9%	52.7%	52.1%	48.9%	54.7%
Weighted average origination credit score of sales financed	634	633	632	636	631
Total applications approved	49.8%	50.0%	51.1%	49.9%	52.7%
Average down payment	7.4%	5.9%	5.2%	5.5%	4.5%

Secondary Portfolio (1)	2008	2009	2010	2009	2010
	(total outstanding balance in thousands)
Total outstanding balance (period end)	$143,281	$163,591	$138,681	$163,591	$138,681
Average outstanding customer balance	$1,264	$1,394	$1,319	$1,394	$1,319
Number of accounts (period end)	113,316	117,372	105,109	117,372	105,109
Weighted average credit score of outstanding balances	521	521	526	521	526
Total applications processed (2)	400,592	386,126	351,613	114,133	89,615
Percent of retail sales financed	9.3%	9.9%	6.0%	9.4%	6.0%
Weighted average origination credit score of sales financed	537	533	550	540	555
Total applications approved	29.8%	29.4%	20.2%	23.2%	19.3%
Average down payment	24.6%	20.5%	21.2%	20.1%	21.2%

Combined Portfolio (1)	2008	2009	2010	2009	2010
	(total outstanding balance in thousands)
Total outstanding balance (period end)	$654,867	$753,513	$736,041	$753,513	$736,041
Average outstanding customer balance	$1,282	$1,401	$1,335	$1,401	1,335
Number of accounts (period end)	510,922	537,957	551,312	537,957	551,312
Weighted average credit score of outstanding balances	587	585	586	585	586
Total applications processed (2)	1,224,219	1,236,664	1,154,378	371,973	296,037
Percent of retail sales financed	62.2%	62.5%	58.1%	58.3%	60.7%
Weighted average origination credit score of sales financed	614	612	620	620	621
Total applications approved	45.3%	43.6%	41.7%	41.7%	42.6%
Average down payment	10.1%	8.2%	6.9%	7.4%	6.2%

(1)	The Portfolios consist of owned customer receivables and customer receivables sold to our VIE.

(2)	Unapproved and not declined credit applications in the primary portfolio are automatically referred to the secondary portfolio.
     Credit monitoring and collections.
     In addition to our underwriting personnel, as of April 30, 2010, we employed approximately 600 people in our collections department who service 100% of our consumer credit portfolio. Our in-house credit financed sales are secured by the products purchased, which we believe gives us a distinct advantage over other creditors when pursuing collections, especially given that many of the products we finance are necessities for the home. We employ a very intensive credit collection strategy that includes dialer-based calls, virtual calling and messaging systems, field collectors that contact borrowers at their home or place of employment, collection letters, a legal staff that files lawsuits and attends bankruptcy hearings, and voluntary repossession.
     We closely monitor the credit portfolios to identify delinquent accounts early and dedicate resources to contacting customers concerning past due accounts. We believe that our unique underwriting model, secured interest in the products financed, required down payments, local presence, ability to work with customers, relative to their product, service and credit insurance needs, and the flexible financing alternatives we offer contribute to the historically low net charge-off rates on these portfolios. In addition, our customers have the opportunity to make their monthly payments in our stores, and approximately 60% of our active credit accounts did so at some time during the twelve months ended January 31, 2010. We believe that these factors help us maintain a relationship with the customer that keeps losses lower while encouraging repeat purchases.
     Our collection activities involve a combination of efforts that take place in our Beaumont, Texas and San Antonio collection centers, and field collection efforts that involve a visit by one of our credit counselors to the customer’s home. We maintain a predictive dialer system, including virtual collection systems, and letter campaign that helps us contact over 35,000 delinquent customers daily. We also maintain an experienced skip-trace department that utilizes current technology to locate customers who have moved and left no forwarding address. Our field collectors provide on-site contact with the customer to assist in the collection process or, if needed, to voluntarily repossess the product in the event of non-payment. As part of our effort to work with our customers to achieve and maintain a habit of making consistent monthly payments on their credit accounts with us we will, at times, extend their contractual payment terms, also known as reaging, which usually results in updating the past due status of the account to reflect it as current. Typically, we will agree to reage an account when a customer has experienced a financial hardship, such as temporary loss of employment, if, after discussing the situation with the customer, we validate that they will be able to resume making their regularly scheduled payments. Generally, for the reage process to be completed, the customer is required to pay interest on the account for the number of months reaged and at times may require one or more full monthly payments. An account can be reaged multiple times over its life, but the use of the reage program is limited and must comply with company guidelines. We believe our reaging programs reduce our ultimate net charge-offs and enhance our ability to collect the full amounts due to us from sales under our credit programs and results in building long-term relationships with those customers that help drive future sales. Repossessions are made when it is clear that the customer is unwilling to establish a reasonable payment program and voluntarily relinquishes control of the purchased merchandise to our field collectors. Our legal department processes our legal collection efforts and helps handle any legal issues associated with the collection process.
     Generally, we deem an account to be uncollectible and charge it off if the account is 120 days or more past due and we have not received a payment in the last seven months. Over the last 36 months, we have recovered approximately 11% of charged-off amounts through our collection activities. The income that we realize from the customer receivables portfolio that we manage depends on a number of factors, including expected credit losses. Therefore, it is to our advantage to maintain a low delinquency rate and net loss ratio on the credit portfolios.
     Our accounting and credit staff consistently monitor trends in charge-offs by examining the various characteristics of the charge-offs, including store of origination, product type, customer credit and income information, down payment amounts and other identifying information. We track our charge-offs both gross, before recoveries, and net, after recoveries. We periodically adjust our credit granting, collection and charge-off policies based on this information.
     The following tables reflect the performance of our two credit portfolios, net of unearned interest.

				Three Months Ended
	Year Ended January 31,			January 31,
Primary Portfolio (1)	2008	2009	2010	2009	2010
	(total outstanding balance in thousands)
Total outstanding balance (period end)	$511,586	$589,922	$597,360	$589,922	$597,360
Average total outstanding balance	$465,429	$538,673	$592,376	$579,539	$601,763
Account balances over 60 days old (period end)	31,558	35,153	48,775	35,153	48,775
Percent of balances over 60 days old to total outstanding (period end)	6.2%	6.0%	8.2%	6.0%	8.2%
Total account balances reaged (2)	71,883	90,560	95,038	90,560	95,038
Percent of balances reaged to total outstanding (period end) (2)	14.1%	15.4%	15.9%	15.4%	15.9%
Account balances reaged more than six months	35,631	36,452	35,448	36,452	35,448
Bad debt charge-offs (net of recoveries)	12,429	15,071	20,777	4,280	6,516
Percent of charge-offs (net of recoveries) to average outstanding	2.7%	2.8%	3.5%	3.0%	4.3%
Estimated percent of reage balances collected (3)	89.7%	89.5%	86.4%	89.5%	82.8%

Secondary Portfolio (1)	2008	2009	2010	2009	2010
	(total outstanding balance in thousands)
Total outstanding balance (period end)	$143,281	$163,591	$138,681	$163,591	$138,681
Average total outstanding balance	$141,202	$157,529	$151,380	$163,320	$141,125
Account balances over 60 days old (period end)	18,220	19,988	24,616	19,988	24,616
Percent of balances over 60 days old to total outstanding (period end)	12.7%	12.2%	17.8%	12.2%	17.8%
Total account balances reaged (2)	35,844	50,602	49,135	50,602	49,135
Percent of balances reaged to total outstanding (period end) (2)	25.0%	30.9%	35.4%	30.9%	35.4%

Secondary Portfolio (1)	2008	2009	2010	2009	2010
	(total outstanding balance in thousands)
Account balances reaged more than six months	15,599	19,860	21,920	19,860	21,920
Bad debt charge-offs (net of recoveries)	4,989	7,291	8,165	2,043	2,325
Percent of charge-offs (net of recoveries) to average outstanding	3.5%	4.6%	5.4%	5.0%	6.6%
Estimated percent of reage balances collected (3)	90.7%	89.8%	88.7%	90.3%	86.2%

Combined Portfolio (1)	2008	2009	2010	2009	2010
	(total outstanding balance in thousands)
Total outstanding balance (period end)	$654,867	$753,513	$736,041	$753,513	$736,041
Average total outstanding balance	$606,631	$696,202	$743,756	$742,859	$742,888
Account balances over 60 days old (period end)	49,778	55,141	73,391	55,141	73,391
Percent of balances over 60 days old to total outstanding (period end)	7.6%	7.3%	10.0%	7.3%	10.0%
Total account balances reaged (2)	107,727	141,162	144,173	141,162	144,173
Percent of balances reaged to total outstanding (period end) (2)	16.5%	18.7%	19.6%	18.7%	19.6%
Account balances reaged more than six months	51,230	56,312	57,368	56,312	57,368
Bad debt charge-offs (net of recoveries)	17,418	22,362	28,942	6,323	8,841
Percent of charge-offs (net of recoveries) to average outstanding	2.9%	3.2%	3.9%	3.4%	4.8%
Estimated percent of reage balances collected (3)	90.0%	89.6%	87.2%	89.8%	84.0%

(1)	The Portfolios consist of owned customer receivables and transferred customer receivables sold to our VIE.

(2)	Unapproved and not declined credit applications in the primary portfolio are automatically referred to the secondary portfolio.

(3)	Calculated as 1 minus the percent of bad debt charge-offs (net of recoveries) of reage balances as a percent of average reage balances. The reage bad debt charge-offs are included as a component of the percent of bad debt charge-offs (net of recoveries) to average outstanding balance.
     By combining our front-end underwriting discipline with the back-end rigor in monitoring and collections, we have achieved an average net loss ratio of 3.4% over the past three fiscal years. As of April 30, 2010, our total portfolio balance was $700.5 million and the percentage of borrowers who were more than 60 days delinquent was 8.6%. Additionally, we work with our borrowers after they experience financial hardships in order to help them re-establish their regular payment habits through our reaging program. As of April 30, 2010, 19.1% of the total portfolio balance had been reaged during the term of the financing, thereby extending the total term of those customers’ financing agreements. For the three months ended April 30, 2010 and the fiscal year ended January 31, 2010, our ratio of net charge-offs as a percentage of our total receivables balance was 4.6% and 3.9%, respectively.
Product support services
     Credit insurance.
     Acting as agents for unaffiliated insurance companies, we offer credit life, credit disability, credit involuntary unemployment and credit property insurance, which we collectively refer to as credit insurance, at all of our stores on sales financed under our credit programs. These products cover payment of the customer’s credit account in the event of the customer’s death, disability or involuntary unemployment or if the financed property is lost or damaged. We receive sales commissions from the unaffiliated insurance company at the time we sell the coverage, and we receive retrospective commissions, which are additional commissions paid by the insurance carrier if insurance claims are less than earned premiums.

     We require proof of property insurance on all installment credit purchases, although we do not require that customers purchase this insurance from us. During fiscal 2010, approximately 72.3% of our credit customers purchased one or more of the credit insurance products we offer, and approximately 14.9% purchased all of the insurance products we offer. Commission revenues from the sale of credit insurance contracts represented approximately 2.5%, 2.1% and 1.9% of total revenues for fiscal years 2008, 2009 and 2010, respectively.
     Warranty service.
     We provide service for all of the products we sell and only for the products we sell. Customers purchased repair service agreements that we sell for third-party insurers on products representing approximately 45.1% of our total product sales for fiscal 2010. These agreements broaden and extend the period of covered manufacturer warranty service for up to four years from the date of purchase, depending on the product. These agreements are sold at the time the product is purchased. Customers may finance the cost of the agreements along with the purchase price of the associated product. We contact the customer prior to the expiration of the repair service agreement period to provide them the opportunity to purchase an extended period of coverage for which we are the direct obligor.
     We have contracts with unaffiliated third party insurers that issue the initial repair service agreements to cover the costs of repairs performed under these agreements. The initial service agreement is between the customer and the independent third-party insurance company, and, through our agreements with the third-party insurance company, we are obligated to provide service when it is needed under each agreement sold. We receive a commission on the sale of the contract, which is recognized in revenues at the time of the sale, and we receive retrospective commissions, which are additional commissions paid by the insurance carrier over time if the cost of repair claims are less than earned premiums. Additionally, we bill the insurance company for the cost of the service work that we perform. We are the obligor under the renewal contracts sold after the primary warranty and third-party repair service agreements expire. Under renewal contracts we recognize revenues received, and direct selling expenses incurred, over the life of the contracts, and expense the cost of the service work performed as products are repaired. We also sell furniture protection program agreements at the time of sale of furniture, for which we are the obligor. We recognize revenues for this program the same as we do for the renewal contracts.
     Of the 16,000 repairs, on average, that we perform each month, approximately 47.3% are covered under repair service agreements, approximately 40.9% are covered by manufacturer warranties and the remainder are cash and customer accommodation repairs. Revenues from the sale of repair service agreements and the other product protection products that we sell represented approximately 5.0%, 5.0% and 4.6% of net sales during fiscal years 2008, 2009 and 2010, respectively.
Management information systems
     We have a fully integrated management information system that tracks, on a real-time basis, point-of-sale information, inventory receipt and distribution, merchandise movement and financial information. The management information system also includes a local area network that connects all corporate users to e-mail, scheduling and various servers. All of our facilities are linked by a wide-area network that provides communication for in-house credit authorization and real-time capture of sales and merchandise movement at the store level. In our distribution centers, we use wireless terminals to assist in receiving, stock put-away, stock movement, order filling, cycle counting and inventory management. At our stores, we currently use desktop terminals to provide sales, and inventory receiving, transferring and maintenance capabilities.
     Our integrated management information system also includes extensive functionality for management of the complete credit portfolio life cycle as well as functionality for the management of product service. The credit system provides in-house credit underwriting, new account set up and tracking, credit portfolio reporting, collections, credit employee productivity metrics, skip-tracing, and bankruptcy, fraud and legal account management. The service system provides for service order processing, warranty claims processing, parts inventory management, technician scheduling and dispatch, technician performance metrics and customer satisfaction measurement. The sales, credit and service systems share a common customer and product sold database.
     Our invoicing system uses an IBM Series i5 hardware system that runs on the i5OS operating system. This system enables us to use a variety of readily available applications in conjunction with software that supports the system. All of our current business application software, except our website, accounting, human resources and credit legal systems, has been developed in-house by our management information system employees. We believe our management information systems efficiently support our current operations and provide a foundation for future growth.
     We employ Nortel telephone switches and Avaya predictive dialers, as well as a redundant data network and cable plant, to improve the efficiency of our collection and overall corporate communication efforts.
     As part of our ongoing system availability protection and disaster recovery planning, we have implemented a secondary IBM Series i5 system. We installed and implemented the back-up IBM Series i5 system in our corporate offices to provide the ability to switch production processing from the primary system to the secondary system within thirty minutes should the primary system become disabled or unreachable. The two machines are kept synchronized utilizing third party software. This backup system provides “high availability” of the production processing environment. The primary IBM Series i5 system is geographically removed from our corporate office for purposes of disaster recovery and security. Our disaster recovery plan worked as designed during our evacuation from our corporate headquarters in Beaumont, Texas, due to Hurricane Rita in September 2005, and Hurricanes Gustav and Ike in September 2008. While we were displaced, our store, distribution and service operations that were not impacted by the hurricane continued to have normal system availability and functionality.
Competition
     As measured by Twice, the top 100 consumer electronics retailers in the United States reported electronic sales of $121.3 billion in 2009, a 1.8% increase from the $119.1 billion reported in 2008. The consumer electronics market is highly fragmented with sales coming from large appliance and electronics superstores, national chains, small regional chains, single-store operators, and consumer electronics departments of selected department and discount stores. We estimate, based on data provided in Twice, that Best Buy and Wal-Mart, the two largest consumer electronics retailers, together accounted for approximately 42% of the total electronics sales attributable to the 100 largest retailers in 2009. According to the most recently available data reported by Twice, based on revenue in 2009, we were the 35th largest retailer of consumer electronics in the United States.
     Based on data published in Twice, the top 100 major appliance retailers reported sales of approximately $22.6 billion in 2009, down approximately 3.7% from reported sales in 2008 of approximately $23.5 billion. The retail appliance market is large and concentrated among a few major dealers, with sales coming primarily from large appliance and electronics superstores, national chains, small regional chains and home improvement centers. Sears has been the leader in the retail appliance market, with a market share of the top 100 retailers of approximately 32% in 2009 and 33% in 2008. Lowe’s and Home Depot held the second and third place positions, respectively, in national market share in 2008. According to the most recently available data reported by Twice, we were the 9th largest appliance retailer in the United States in 2009.
     According to the U.S. Department of Commerce — Bureau of Economic Analysis, personal consumption expenditures for household furniture were estimated to be approximately $85.8 billion in 2009, down from $92.8 billion in the prior year. The household furniture and mattress market is highly fragmented with sales coming from manufacturer-owned stores, independent dealers, furniture centers, specialty sleep product stores, national and local chains, mass market retailers, department stores and, to a lesser extent, home improvement centers, decorator showrooms, wholesale clubs, catalog retailers, and the Internet.

     Based on data from the Federal Reserve System, estimated total consumer credit outstanding, which excludes primarily loans secured by real estate, was $2.45 trillion as of December 31, 2009, down 4.3% from $2.56 trillion at December 31, 2008. As a result of the recession that began in late 2007, consumers have increased their rate of savings and reduced their level of borrowing to fund purchases. Consumers obtain credit from banks, credit unions, finance companies and non-financial businesses that offer credit, including retailers. The credit obtained takes many forms, including revolving (e.g., credit cards) or fixed-term (e.g., automobile loans) credit, and at times is secured by the products being purchased.
     We compete primarily based on enhanced customer service and customer shopping experience through our unique sales force training and product knowledge, next day delivery capabilities, proprietary in-house credit program, guaranteed low prices and product repair service.
Regulation
     The extension of credit to consumers is a highly regulated area of our business. Numerous federal and state laws impose disclosure and other requirements on the origination, servicing and enforcement of credit accounts. These laws include, but are not limited to, the Federal Truth in Lending Act, Equal Credit Opportunity Act and Federal Trade Commission Act. State laws impose limitations on the maximum amount of finance charges that we can charge and also impose other restrictions on consumer creditors, such as us, including restrictions on collection and enforcement. We routinely review our contracts and procedures to ensure compliance with applicable consumer credit laws. Failure on our part to comply with applicable laws could expose us to substantial penalties and claims for damages and, in certain circumstances, may require us to refund finance charges already paid and to forego finance charges not yet paid under non-complying contracts. We believe that we are in substantial compliance with all applicable federal and state consumer credit and collection laws.
     Our sale of credit life, credit disability, credit involuntary unemployment and credit property insurance products is also highly regulated. State laws currently impose disclosure obligations with respect to our sales of credit and other insurance products similar to those required by the Federal Truth in Lending Act, impose restrictions on the amount of premiums that we may charge and require licensing of certain of our employees and operating entities. We believe we are in substantial compliance with all applicable laws and regulations relating to our credit insurance business.
Employees
     As of April 30, 2010, we had approximately 2,500 full-time employees and 200 part-time employees, of which approximately 1,350 were sales personnel. We offer a comprehensive benefits package including health, life, short and long term disability, and dental insurance coverage as well as a 401(k) plan, employee stock purchase plan, paid vacation and holiday pay, for eligible employees. None of our employees are subject to collective bargaining agreements governing their employment with us and we believe that our employee relations are good. Conn’s has a formal dispute resolution plan that requires mandatory arbitration for employment related issues.
Tradenames and trademarks
     We have registered the trademarks “Conn’s” and our logos.
Available information.
     We are subject to reporting requirements of the Securities and Exchange Act of 1934, or the Exchange Act, and its rules and regulations. The Exchange Act requires us to file reports, proxy and other information statements and other information with the Securities and Exchange Commission (SEC). Copies of these reports, proxy statements and other information can be inspected an copied at the SEC Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain these materials electronically by accessing the SEC’s home page on the Internet at www.sec.gov.

     Our board has adopted a code of business conduct and ethics for our employees, code of ethics for our chief executive officer and senior financial professionals and a code of business conduct and ethics for our board of directors. A copy of these codes are published on our website at www.conns.com under “Investor Relations — Corporate Governance.” We intend to make all required disclosures concerning any amendments to, or waivers from, these codes on our website. In addition, we make available, free of charge on our Internet website, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on From 8-K, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file this material with, or furnish it to, the SEC. You may review these documents, under the heading “Investor Relations — Corporate Governance,” by accessing our website at www.conns.com.